Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Southwest Airlines Co. for the registration of its unsecured, non-convertible Debt Securities and Pass Through Certificates, and to the incorporation by reference therein of our reports dated February 2, 2005, with respect to the consolidated financial statements of Southwest Airlines Co., Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Southwest Airlines Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dallas, Texas
July 14, 2005